UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
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INTERACTIVE BROKERS GROUP, INC.
(Name of Registrant as Specified in Its Charter)

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INTERACTIVE BROKERS GROUP, INC.
One Pickwick Plaza
Greenwich, Connecticut 06830

March 10, 2021
Dear Stockholder:
You are cordially invited to attend the 2021 Annual Meeting of Stockholders of Interactive Brokers Group, Inc. We will hold the meeting on Thursday, April 22, 2021 at 9:30 a.m. Eastern Time, which you may attend via live webcast at www.virtualshareholdermeeting.com/IBKR2021 by using the multi-digit control number included in your proxy materials. We hope that you will be able to attend.
Details regarding admission to the meeting and the business to be conducted are described in the Notice of Internet Availability of Proxy Materials you received in the mail and in this Proxy Statement. We have also made available a copy of our 2020 Annual Report with this Proxy Statement. We encourage you to read our Annual Report. It includes our audited financial statements and provides information about our business and products.
Securities and Exchange Commission rules allow companies to furnish proxy materials to their stockholders on the Internet. We are pleased to take advantage of these rules and believe that they enable us to provide you with the information you need, while making delivery more efficient and more environmentally friendly. In accordance with these rules, we have sent a Notice of Internet Availability of Proxy Materials to each of our stockholders providing instructions on how to access our proxy materials and 2020 Annual Report over the Internet.
Your vote is very important to us. Whether or not you plan to attend the meeting, your shares should be represented and voted.
Sincerely,

Thomas Peterffy Chairman of the Board of Directors

INTERACTIVE BROKERS GROUP, INC.
One Pickwick Plaza
Greenwich, Connecticut 06830
Notice of 2021 Annual Meeting of Stockholders
TIME AND DATE	9:30 a.m., Eastern Time, on Thursday, April 22, 2021
VIRTUAL MEETING ACCESS	www.virtualshareholdermeeting.com/IBKR2021 Use multi-digit Control Number provided in your proxy materials.
ITEMS OF BUSINESS	•	To elect ten directors to the Board of Directors to serve until the annual stockholders’ meeting in 2022, and until their respective successors have been elected and qualified.
	•	To hold an advisory vote on executive compensation.
	•	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2021.
	•	To transact such other business as may properly come before the Annual Meeting.
ADDITIONAL INFORMATION	Additional information regarding the items of business to be acted on at the Annual Meeting is included in the accompanying Proxy Statement.
RECORD DATE	The record date for the determination of the stockholders entitled to vote at the Annual Meeting, or any adjournments or postponements thereof, is the close of business on February 26, 2021.
INSPECTION OF LIST OF STOCKHOLDERS OF RECORD
A list of the stockholders of record as of February 26, 2021 will be available for inspection at the Annual Meeting, and for ten days prior to the Annual Meeting, by appointment during ordinary business hours at our offices at One Pickwick Plaza, Greenwich, CT 06830. Please contact the Secretary of the Company at 203-618-4070 if you wish to inspect the list of stockholders prior to the Annual Meeting.

PROXY VOTING
Your vote is very important. Whether or not you plan to attend the Annual Meeting, we encourage you to read this Proxy Statement and submit your proxy or voting instructions as soon as possible. For specific instructions on how to vote your shares, please refer to the instructions on the Notice you received in the mail, the section entitled Voting Instruction and Information beginning on page 2 of this Proxy Statement or, if you requested to receive printed proxy materials, your enclosed proxy card.

You are invited to attend the Annual Meeting through the link at
www.virtualshareholdermeeting.com/IBKR2021 and may vote at that time.
Important Notice of Internet Availability of Proxy Materials for the Stockholder Meeting
to be Held on April 22, 2021. This Proxy Statement and our 2020 Annual Report are available at www.proxyvote.com
By Order of the Board of Directors,

Paul J. Brody Chief Financial Officer, Treasurer and Secretary
March 10, 2021

INTERACTIVE BROKERS GROUP, INC.
One Pickwick Plaza
Greenwich, Connecticut 06830
PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS
April 22, 2021
INTRODUCTION
This Proxy Statement is furnished in connection with a solicitation of proxies by the Board of Directors (the “Board”) of Interactive Brokers Group, Inc. (“IBG, Inc.”), a Delaware corporation, to be used at our 2021 Annual Meeting of Stockholders (the “Annual Meeting”) and at any adjournments or postponements of the Annual Meeting. The Annual Meeting will be held on Thursday, April 22, 2021 at 9:30 a.m., Eastern Time, and will be held as a virtual meeting at www.virtualshareholdermeeting.com/IBKR2021. You may access the virtual meeting using the multi-digit Control Number provided with your proxy materials. This Proxy Statement and the accompanying form of proxy are first being made available on or about March 10, 2021.
When we use the terms “Company,” “we,” “us” and “our,” we mean Interactive Brokers Group, Inc., a Delaware corporation, its consolidated subsidiaries and predecessor companies.

VOTING INSTRUCTION AND INFORMATION
Why did I receive a Notice regarding the Availability of Proxy Materials?
In accordance with Securities and Exchange Commission (“SEC”) rules, instead of mailing a printed copy of our proxy materials, we may send a Notice of Internet Availability of Proxy Materials (the “Notice”) to stockholders. All stockholders will have the ability to access the proxy materials on a website referred to in the Notice or to request a printed set of these materials at no charge. You will not receive a printed copy of the proxy materials unless you specifically request one. Instead, the Notice instructs you as to how you may access and review all of the important information contained in the proxy materials via the Internet and submit your vote via the Internet or telephonically.
In addition, you may request to receive future proxy materials on an ongoing basis (i) electronically by e-mail or (ii) in printed form by mail. Choosing to receive future proxy materials by e-mail will save the Company the cost of printing and mailing documents to stockholders and will reduce the impact of annual meetings on the environment. Your election to receive proxy materials by e-mail or by mail will remain in effect until you terminate it.
Who can vote at the Annual Meeting?
You are entitled to vote your shares of Class A common stock, par value $0.01 per share (the “common stock”), of the Company if you were a stockholder at the close of business on February 26, 2021, the record date for the Annual Meeting. At the close of business on the record date, 90,830,408 shares of common stock were outstanding. In addition, 100 shares of Class B common stock, par value $0.01 per share (the “Class B common stock”), of the Company were outstanding. All of the outstanding shares of Class B common stock are held of record by IBG Holdings LLC (“Holdings”), an entity controlled by Mr. Thomas Peterffy, our founder and Chairman, through his indirect ownership of the voting membership interests in Holdings.
The holders of the common stock and the Class B common stock will vote together as a single class on each of the proposals described in this Proxy Statement. The holder of each share of the common stock is entitled to one vote per share. Pursuant to our Amended and Restated Certificate of Incorporation, the holder of each share of the Class B common stock is entitled to 3,259,600 votes (that number equal to the number of membership interests in IBG LLC, the holding company for our businesses, such holder held on the record date divided by 100). Accordingly, Holdings, as the sole holder of the Class B common stock, is expected to be entitled to 325,960,034 votes in the aggregate, or approximately 78.2% of all votes eligible to be cast at the Annual Meeting.
As of March 4, 2021, our directors and executive officers beneficially owned an aggregate of approximately 10,747,569 shares of common stock and restricted stock unit awards (“stock awards”) that vest within 60 days, constituting approximately 11.83% of the common stock outstanding as of such date. As of the record date, February 26, 2021, our directors and executive officers owned an aggregate of approximately 10,885,335 shares which can be voted at the Annual Meeting and constituting approximately 2.61% of all votes eligible to be cast at the Annual Meeting. It is expected that such directors and executive officers will vote or direct the vote of all shares of common stock held or owned by such persons, or over which such persons have voting control, in favor of the proposals described in this Proxy Statement. It also is expected that Holdings will vote its shares of Class B common stock, expected to constitute approximately 78.2% of all votes eligible to be cast at the Annual Meeting, in favor of the proposals. Accordingly, the voting power of Holdings alone is sufficient to assure the approval of the proposals. See “Beneficial Ownership of Directors, Executive Officers and Owners of More Than Five Percent.”
Who is and is not a stockholder of record?
•	If you hold shares of common stock registered in your name at our stock transfer agent, Computershare Stockholder Services, Inc. (“Computershare”), you are a stockholder of record.
•	If you hold shares of common stock indirectly through a broker, bank or similar institution, you are not a stockholder of record, but instead hold in “street name.”
If you are a stockholder of record, Broadridge is sending these proxy materials to you directly. If you hold shares in street name, these materials are being sent to you by the bank, broker or similar institution through which you hold your shares.

What do I need to do to attend the Annual Meeting?
The Annual Meeting will be held as a virtual meeting. To access the meeting you will need the multi-digit Control Number provided with your proxy materials.
How do I request paper copies of the proxy materials?
If you received a Notice by mail, you will not receive paper copies of the proxy materials in the mail unless you request them. Instead, the Notice instructs you on how to access and read the Proxy Statement and Annual Report and how you may submit your proxy over the Internet. If you received a Notice by mail and would like to receive a printed copy of the materials, please follow the instructions on the Notice for requesting the materials, and we will promptly mail the materials to you.
How do I vote?
You may vote using any of the following methods:
•	Telephone
If you are located within the United States or Canada, you can vote your shares by telephone by calling the toll-free telephone number printed on the Notice, on your proxy card, or in the instructions that accompany your proxy materials, as applicable, and following the recorded instructions. You will need the control number printed on the Notice, on your proxy card, or in the instructions that accompany your proxy materials, as applicable. Telephone voting is available 24 hours a day and will be accessible until 11:59 p.m. Eastern Time on April 21, 2021. Have your proxy card in hand when you call and then follow the instructions. The telephone voting system has easy to follow instructions and allows you to confirm that the system has properly recorded your vote. If you vote by telephone, you do NOT need to return a proxy card or voting instruction form. If you are an owner in street name, please follow the instructions that accompany your proxy materials.
•	Internet
You can also choose to vote your shares by the Internet. You will need the control number printed on your Notice, on your proxy card, or in the instructions that accompany your proxy materials, as applicable. The web site for Internet voting is listed on your Notice, proxy card, or in the instructions that accompany your proxy materials. Internet voting is available 24 hours a day and will be accessible until 11:59 p.m. Eastern Time on April 21, 2021. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. As with telephone voting, you will be able to confirm that the system has properly recorded your vote. If you vote via the Internet, you do NOT need to return a proxy card or voting instruction form.
•	Mail
If you are a holder of record and received printed copies of the materials by mail, you may choose to vote by mail. Simply mark your proxy card, date and sign it, and return it in the postage-paid envelope that we included with your materials or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. If you hold your shares through a bank or brokerage account, please complete and mail the voting instruction form in the envelope provided.
•	During the Annual Meeting
You may also vote during the Annual Meeting through our link at www.shareholdermeeting.com/IBKR2021. If your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the meeting. All shares that have been properly voted and not revoked will be voted at the Annual Meeting. If you sign and return a proxy card but do not give voting instructions, the shares represented by that proxy card will be voted as recommended by the Board. Returning the proxy card or voting by telephone or via the internet does not deprive you of your right to attend the meeting.

The Internet and telephone voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to give their voting instructions and to confirm that stockholders’ instructions have been recorded properly. We have been advised that the Internet and telephone voting procedures that have been made available to you are consistent with the requirements of applicable law. Stockholders voting by Internet or telephone should understand that, while we and Broadridge do not charge any fees for voting by Internet or telephone, there may nevertheless be costs, such as usage charges from Internet access providers and telephone companies that must be borne by the stockholder.
How can I revoke my proxy or substitute a new proxy or change my vote?
You can revoke your proxy or substitute a new proxy or change your vote before your proxy is voted at the Annual Meeting.
•
You may revoke any proxy that you previously granted or change your vote at any time prior to 11:59 p.m. Eastern Time on April 21, 2021 by entering your new vote electronically via the Internet at www.proxyvote.com using the account, control and pin numbers that you previously used or telephonically using the number indicated on your Voting Instruction Form. If you desire to change your vote by mail, you must first request paper copies of the materials and mail your new Voting Instruction Form using the prepaid return envelope provided. However, your new instructions must be received before the close of business on April 21, 2021.

•	You may also revoke your proxy or change your vote at any time prior to the final tallying of votes by:
•	delivering a written notice of revocation to Paul J. Brody, the Secretary of the Company, at Interactive Brokers Group, Inc., One Pickwick Plaza, Greenwich, CT 06830;
•	executing and delivering to the Secretary of the Company a later-dated proxy via the internet at www.virtualshareholdermeeting.com/IBKR2021.
How can I obtain an additional proxy card?
If you lose, misplace or otherwise need to obtain a proxy card, and:
•	you are a stockholder of record (see Who is and is not a stockholder of record?), contact Investor Relations at 203-618-4070; or
•	you hold your shares of in street name and, therefore, are not a stockholder of record, contact your bank, broker or account representative.
If I submit a proxy by Internet, telephone or mail, how will my shares be voted?
If you properly submit your proxy by one of these methods, and you do not subsequently revoke your proxy, your shares of common stock will be voted in accordance with your instructions.
If you sign, date and return your proxy card but do not give voting instructions, your shares of common stock will be voted as follows: FOR the election of our director nominees, FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2021, and otherwise in accordance with the judgment of the persons voting the proxy on any other matter properly brought before the Annual Meeting.
If I hold my shares in “street name” and do not provide voting instructions, can my broker still vote my shares?
Brokerage firms have authority to vote clients’ unvoted shares on some “routine” matters. When a brokerage firm votes its clients’ unvoted shares on routine matters, these shares are counted to determine if a quorum exists to conduct business at the meeting. A brokerage firm cannot vote clients’ unvoted shares on non-routine matters, which results in a broker non-vote. A broker non-vote will be treated as not being entitled to vote on the proposal. For proposals that require a majority of votes voting on the proposal to be approved (such as the stockholder proposals), a broker non-vote will not be counted for purposes of determining whether the proposal has been approved.
The Company’s proposal to elect directors is considered a routine matter, but the stockholder proposals are not.

What vote is required for a director to be elected or for the other proposals to be ratified?
Election of Directors - You may vote FOR or AGAINST any or all director nominees or you may ABSTAIN as to one or more director nominees. A majority of the votes cast FOR or AGAINST the election of a director nominee must be voted FOR the director nominee in order for the director nominee to be elected. A vote to ABSTAIN is not treated as a vote FOR or AGAINST and thus will have no effect on the outcome of the vote. A director nominee who fails to receive a majority of FOR votes will be required to tender his or her resignation to our Board for consideration.
Advisory vote on the compensation of our executive officers - You may vote FOR or AGAINST the approval of the Company’s executive compensation or you may ABSTAIN. A majority of the votes cast FOR or AGAINST approval must be voted FOR approval for it to pass. A vote to ABSTAIN is not treated as a vote FOR or AGAINST and thus will have no effect on the outcome of the vote. Although the outcome of this advisory vote on the compensation of our executive officers is nonbinding, the Compensation Committee and our Board will review and consider the outcome of this vote when making future compensation decisions for our executive officers.
Ratification of the Appointment of Independent Auditors - You may vote FOR or AGAINST the ratification of the appointment of our independent registered public accounting firm or you may ABSTAIN. A majority of the votes cast FOR or AGAINST ratification must be voted FOR ratification for it to pass. A vote to ABSTAIN is not treated as a vote FOR or AGAINST and thus will have no effect on the outcome of the vote.
Broker Non-Vote - A failure by your broker to vote your shares of common stock when you have not given voting instructions will have no effect on the outcome of the vote on discretionary matters, i.e., the election of directors or the ratification of the independent public registered accounting firm. A “broker non-vote” occurs when you do not provide the broker with voting instructions on non-discretionary matters and the broker cannot vote your shares on these matters. Because the affirmative vote of a majority of the outstanding shares is necessary to approve each stockholder proposal, a broker non-vote will have the effect of a vote AGAINST that proposal.
How many votes are required to transact business at the Annual Meeting?
A quorum is required to transact business at the Annual Meeting. The presence of Holdings, as the sole holder of the Class B common stock, will constitute a quorum for the transaction of business at the Annual Meeting. Abstentions and broker non-votes are treated as present for quorum purposes.
How do I obtain more information about the Company?
A copy of our 2020 Annual Report is available on the website www.proxyvote.com. You may obtain, free of charge, a copy of our Corporate Governance Guidelines, our Code of Business Conduct and Ethics and the charters for our Audit, Compensation, and Nominating and Corporate Governance Committees by writing to: Interactive Brokers Group, Inc., One Pickwick Plaza, Greenwich, CT 06830, Attn: Investor Relations; e-mail: investor-relations@interactivebrokers.com. All of these documents are also available on our website at http://investors.interactivebrokers.com.
Who pays for the expenses of this proxy solicitation?
We will pay the expenses of the preparation of proxy materials and the solicitation of proxies for the Annual Meeting. In addition to the solicitation of proxies by mail, solicitation may be made by certain directors, officers or employees of the Company telephonically, electronically or by other means of communication. Our directors, officers and employees will receive no additional compensation for any such solicitation. We will reimburse brokers and other similar institutions for costs incurred by them in mailing proxy materials to beneficial owners in accordance with applicable rules.

ITEM 1.	ELECTION OF DIRECTORS
Our Board presently consists of ten directors. All of our directors are elected annually for a one-year term expiring at the Annual Meeting of Stockholders in the following year. Each director will hold office until his or her successor has been elected and qualified or until the director’s earlier resignation or removal.
In identifying and recommending nominees for positions on our Board, our Nominating and Corporate Governance Committee places emphasis on the following criteria, among others:
•	judgment, character, expertise, skills and knowledge useful to the oversight of our business;
•	business or other relevant experience; and
•
the extent to which the interplay of the nominee’s expertise, skills, knowledge and experience with that of other members of our Board will build a board that is effective, collegial and responsive to the needs of the Company.

Our Nominating and Corporate Governance Committee does not set specific, minimum qualifications that nominees must meet in order for the Committee to recommend them to our Board, but rather believes that each nominee should be evaluated based on his or her individual merits, taking into account the needs of the Company and the composition of our Board. In considering diversity, we consider diversity of viewpoints, backgrounds and experience. We do not, however, have any formal policy with regard to diversity in identifying nominees for a directorship, but rather consider it among the various factors relevant to any particular nominee. Our Nominating and Corporate Governance Committee evaluates possible candidates in detail and suggests individuals to be evaluated in more depth. Once a candidate is identified for serious consideration, the Chairman of our Board enters into a discussion with that candidate.
Nominees for Election to our Board
At the Annual Meeting, our stockholders will be asked to elect the ten director nominees set forth below for a one-year term expiring in 2022. While our Board does not anticipate that any of the director nominees will be unable to stand for election as a director nominee at the Annual Meeting, if that occurs, proxies will be voted in favor of such other person or persons who are recommended by our Nominating and Corporate Governance Committee and designated by our Board.
All the director nominees currently are members of our Board and have been recommended for re-election by our Nominating and Corporate Governance Committee and approved and nominated for re-election by our Board and all the director nominees have consented to serve if elected. Set forth below is information regarding the director nominees, which has been confirmed by each of them for inclusion in this Proxy Statement.
Thomas Peterffy	Director since November 2006
Mr. Peterffy, age 76, our founder, has been the Chairman of our Board since November 2006 and Chief Executive Officer from November 2006 to September 2019. Mr. Peterffy has been at the forefront of applying computer technology to automate trading and brokerage functions since he emigrated from Hungary to the United States in 1965. In 1977, after purchasing a seat on the American Stock Exchange and trading as an individual marker maker in equity options, Mr. Peterffy was among the first to apply a computerized mathematical model to continuously value equity option prices. By 1986, Mr. Peterffy developed and employed a fully integrated, automated market making system for stocks, options and futures. As this pioneering system extended around the globe, online brokerage functions were added and, in 1993, Interactive Brokers was formed. Since transferring the duties of Chief Executive Officer to Milan Galik in September 2019, Mr. Peterffy remains active in matters of business strategy, risk management, sales and marketing, and as Chairman of the Compensation Committee and the Nominating and Corporate Governance Committee and as a member of the IBG LLC Steering Committee (see page 12 for a description of the IBG LLC Steering Committee’s function). As a result of his professional experiences, Mr. Peterffy possesses particular knowledge and experience in a variety of areas, including his extensive knowledge of the Company’s business, his experience in the electronic brokerage and trading industry and his leadership and strategic planning experience that continues to strengthen the Board’s collective knowledge, capabilities and experience.

Earl H. Nemser	Director since November 2006
Mr. Nemser, age 74, has been our Vice Chairman since November 2006. Mr. Nemser has been the Vice Chairman of the Company since 1988 and also serves as a director and/or officer for various of our subsidiaries. Mr. Nemser serves as an Independent Advisor to the law firm Dechert LLP and served as Special Counsel from January 2005 to October 2018. Prior to such time Mr. Nemser served as Partner at the law firms of Swidler Berlin Shereff Friedman, LLP from 1995 to December 2004 and Cadwalader, Wickersham & Taft LLP prior to 1995. Mr. Nemser received a Bachelor of Arts degree in economics from New York University in 1967 and a Juris Doctor, magna cum laude, from Boston University School of Law in 1970. As a result of these professional and other experiences, Mr. Nemser possesses particular knowledge and experience in a variety of areas, including his extensive knowledge of the Company’s business and his legal experience that strengthens the Board’s collective knowledge, capabilities and experience.
Milan Galik	Director since November 2006
Mr. Galik, age 54, joined us in 1990 as a software developer and has served as the Chief Executive Officer of the Company since October 2019. Mr. Galik has also served as President of the Company and IBG LLC since October 2014. Mr. Galik served as Senior Vice President, Software Development of IBG LLC from October 2003 to October 2014. In addition, Mr. Galik has served as Vice President of Timber Hill LLC since April 1998 and serves as a member of the board of directors of the Boston Options Exchange. Mr. Galik received a Master of Science degree in electrical engineering from the Technical University of Budapest in 1990. As a result of these professional and other experiences, Mr. Galik possesses particular knowledge and experience in a variety of areas, including his extensive knowledge of the Company’s business, his experience as a software developer in the electronic brokerage and trading industry and his leadership experience that strengthens the Board’s collective knowledge, capabilities and experience.
Paul J. Brody	Director since November 2006
Mr. Brody, age 60, has been our Chief Financial Officer, Treasurer and Secretary since November 2006. Mr. Brody joined the Company in 1987 and has served as Chief Financial Officer of IBG LLC since December 2003. Mr. Brody serves as a director and/or officer for various of our subsidiaries. From 2005 to 2012, Mr. Brody served as a director, and for a portion of the time as member Vice Chairman, of The Options Clearing Corporation, of which Interactive Brokers LLC and Timber Hill LLC are members. Mr. Brody also served as a director of Quadriserv Inc., an electronic securities lending platform provider, from 2009 to 2015. Mr. Brody received a Bachelor of Arts degree in economics from Cornell University in 1982. As a result of these professional and other experiences, Mr. Brody possesses particular knowledge and experience in a variety of areas, including his extensive knowledge of the Company’s business, his experience as a financial officer in the electronic brokerage and trading industry and his leadership experience that strengthens the Board’s collective knowledge, capabilities and experience.
Lawrence E. Harris	Director since July 2007
Dr. Harris, age 64, is a professor of Finance and Business Economics at the University of Southern California, where he holds the Fred V. Keenan Chair in Finance at the Marshall School of Business. Dr. Harris also serves as trustee of the Clipper Fund, director of the Selected Funds, and as the research coordinator of the Institute for Quantitative Research in Finance. Dr. Harris formerly served as Chief Economist of the U.S. Securities and Exchange Commission. Dr. Harris earned his Ph.D. in Economics from the University of Chicago and is a CFA charterholder. Dr. Harris is an expert in the economics of securities market microstructure and the uses of transactions data in financial research. Dr. Harris has written extensively about trading rules, transaction costs, index markets, and market regulation. Dr. Harris is also the author of the widely respected textbook Trading and Exchanges: Market Microstructure for Practitioners. As a result of these professional and other experiences, Dr. Harris has been determined to be an ‘Audit Committee Financial Expert’ under the SEC’s rules and regulations, possesses particular knowledge and experience in a variety of areas, including accounting, economics and finance and securities markets dynamics and provides diversity of background and viewpoint by virtue of his academic record that strengthens the Board’s collective knowledge, capabilities and experience.

Gary Katz	Director since January 2017
Mr. Katz, age 60, was the President and Chief Executive Officer of the International Securities Exchange (“ISE”) from 2008 to 2016 and a co-founder of ISE. Mr. Katz was one of the principal developers of the unique options market structure – an auction market on an electronic platform – used by all three ISE options exchanges (ISE, ISE Gemini and ISE Mercury) and was named as inventor or co-inventor on six patents that the ISE received or applied for relating to its proprietary trading system and technology. Mr. Katz served on the Executive Board of Eurex and on the Board of Directors of The Options Clearing Corporation, where he chaired the board’s newly-formed Technology Committee. Mr. Katz also served on the Board of Directors of Direct Edge. Mr. Katz graduated from New York University with a master’s degree in Statistics with Distinction and a bachelor’s degree from Queens College. Mr. Katz is currently Chairman of the board of Farmer's Pantry LLC, a start-up in the consumer goods industry and also serves on the board of STRS, LLC, a start-up in the financial industry meeting the unique needs of credit card issuers and merchants. As a result of these professional and other experiences, Mr. Katz possesses particular knowledge and experience in a variety of areas, including trading technologies and the options industry that strengthens the Board’s collective knowledge, capabilities and experience.
John M. Damgard	Director since December 2018
Mr. Damgard, age 81, served as President of the Futures Industry Association (“FIA”) from 1982 to 2013 and was a founder, past president and a member of the board of the Institute for Financial Markets. Prior to joining FIA in 1982, Mr. Damgard directed the Washington office of ACLI International, a leading commodity merchant firm active in cash and futures markets worldwide. Mr. Damgard served as Deputy Assistant and Acting Assistant Secretary of Agriculture and was responsible for the major marketing and regulatory functions at the U.S. Department of Agriculture (“USDA”). While at the USDA, Mr. Damgard led the Administration’s efforts during the creation of the Commodity Futures Trading Commission, a new independent regulatory agency. Mr. Damgard studied at the University of Virginia for two years and received a B.A. from Knox College in 1964 with a major in Political Science and a minor in Economics. As a result of these professional and other experiences, Mr. Damgard possesses particular knowledge and experience in a variety of areas, including the futures industry that strengthens the Board’s collective knowledge, capabilities and experience.
Philip Uhde	Director since April 2019
Mr. Uhde, age 35, is a private investor. In 2012 he founded, and from 2012 through 2020 he managed, Echinus Partners, an approximately $1.5 billion investment partnership making concentrated, long-term investments in the public markets. Mr. Uhde has led many investments in financial services companies, including Moody’s, S&P Global, Fimalac (Fitch), Visa, Mercadolibre, Guidewire and IBG, Inc. Prior to founding Echinus Partners, Mr. Uhde was a member of the investment team at SPO Partners, an investment partnership founded in 1969. Before that he was an analyst at Sloane Robinson, an emerging markets hedge fund. He received a BA in Economics and East Asian Studies from Yale University in 2008. During the course of his ownership of IBKR, Mr. Uhde has made in-depth studies into various aspects of the Company’s business with numerous recommendations to management. Based on our first-hand experience with Mr. Uhde we have concluded that he has the ability to make important contributions to the direction of our business.
William Peterffy	Director since April 2020
Mr. William Peterffy, age 31, is the Chair of the Investment Committee of the Peterffy Foundation where he oversees its investment portfolio. He joined IBG LLC in 2019 to lead its Environmental, Social and Governance (“ESG”) efforts. He joined the Company’s Board as an observer in 2019. Mr. William Peterffy is also a member of the Board of Trustees of the Collective Heritage Institute (commonly known as Bioneers) and focuses his efforts on sustainability issues. Prior to joining IBG LLC, Mr. William Peterffy worked as an investment analyst within the hedge fund industry. As a result of these professional and other experiences, Mr. William Peterffy possesses particular knowledge and experience in ESG issues and provides diversity of viewpoint to the Board by virtue of his experience that strengthens the Board’s collective knowledge, capabilities and experience. Mr. William Peterffy is the son of our Chairman, Mr. Thomas Peterffy.

Nicole Yuen	Director since July 2020
Ms. Yuen, age 58, is a seasoned investment banker with more than 20 years of experience. Ms. Yuen most recently served as Managing Director, Head of Equities – North Asia and Vice Chairman – Greater China for Credit Suisse. During her 6-year tenure, she led the build-out of Credit Suisse’s brokerage business in mainland China and oversaw the bank’s equities business in North Asia. Ms. Yuen is a non-executive director of Aberdeen New Dawn Investment Trust PLC. As a result of these professional and other experiences, Ms. Yuen possesses particular knowledge of the industry and experience in a variety of areas that strengthens the Board’s collective knowledge, capabilities and experience.
With the exception described above, there are no other family relationships between any of our directors or executive officers and any other of our directors or executive officers.
Directors’ Recommendation
Our Board unanimously recommends a vote FOR the election of each of Mr. Thomas Peterffy, Mr. Earl H. Nemser, Mr. Milan Galik, Mr. Paul J. Brody, Dr. Lawrence Harris, Mr. Gary Katz, Mr. John Damgard, Mr. Philip Uhde, Mr. William Peterffy, and Ms. Nicole Yuen to our Board.
Board Leadership Structure
The Board’s current leadership structure separates the positions of Chairman and Chief Executive Officer, and Dr. Harris serves as Lead Independent Director. Given the size and ownership structure of the Company as a controlled company, as defined by Nasdaq Stock Market LLC (“Nasdaq”) Rules, we believe that the current leadership structure is suitable for the Company.
The Board’s Role in Risk Oversight
It is management’s responsibility to manage risk and bring to the Board’s attention any material risks to the Company. The Board has oversight responsibility through its Audit Committee which oversees the Company’s risk policies and processes relating to the financial statements and financial reporting processes and the guidelines, policies and processes for mitigating those risks.
Board Meetings and Committees
Our Board held four meetings during our 2020 fiscal year. Each of our then serving directors attended at least 75% of the meetings of our Board and the committees of our Board on which they served during fiscal year 2020. Our directors are expected to attend annual meetings of stockholders at which they are nominees for election, Board meetings and meetings of the committees on which they serve, and to spend time needed and meet as frequently as necessary to properly discharge their responsibilities. All of our then serving board members attended our virtual 2020 annual meeting of stockholders.
Our Board has established an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee. In addition, in April of 2020 the Company established the Environmental, Social, and Governance (“ESG”) Committee. The composition, duties and responsibilities of these committees are set forth below. In the future, our Board may establish other committees, as it deems appropriate, to assist it with its responsibilities. As a controlled company, we are not required by Nasdaq to have a compensation committee or a nominating and corporate governance committee composed entirely of independent directors.
Audit Committee
Our Audit Committee is comprised of Dr. Lawrence Harris (Chairman), Mr. Gary Katz and Mr. Philip Uhde, each of whom is an independent director within the meaning of the rules of Nasdaq and the SEC. Our Audit Committee operates pursuant to a written charter that is available on our website at http://investors.interactivebrokers.com. Dr. Harris is an “audit committee financial expert” as defined in the SEC rules. Each member of our Audit Committee is financially literate. The composition of our Audit Committee satisfies the requirements of the Nasdaq and the SEC.

Our Audit Committee is responsible for, among other things:
•	directly appointing, retaining, evaluating, compensating and terminating our independent registered public accounting firm;
•	discussing with our independent registered public accounting firm auditors their independence from management;
•	reviewing with our independent registered public accounting firm auditors the scope and results of their audit;
•	pre-approving all audit and permissible non-audit services to be performed by our independent registered public accounting firm;
•
overseeing the financial reporting process and discussing with management and our independent registered public accounting firm the interim and annual financial statements that we file with the SEC; and

•	reviewing and monitoring our accounting principles, policies and financial and accounting controls.
Audit Committee Report
We, the Audit Committee of the Board of Directors of Interactive Brokers Group, Inc., have met and held discussions with management and Interactive Brokers Group, Inc.’s independent registered public accounting firm. As part of this process, we have:
•	reviewed and discussed the audited financial statements with management;
•
discussed with the independent registered public accounting firm the matters required to be discussed by Public Company Accounting Oversight Board (PCAOB) Auditing Standard No. 16—Communications with Audit Committee; and

•
received the written disclosures and the letter from the independent registered public accounting firm required by applicable PCAOB requirements for independent accountant communications with audit committees concerning auditor independence.

Based on the review and discussions referred to above, we recommended to the Board of Directors that the audited financial statements be included in Interactive Brokers Group, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, for filing with the SEC.
Respectfully submitted,
The Audit Committee
Dr. Lawrence E. Harris, Chairman
Mr. Gary Katz, Director
Mr. Philip Uhde, Director
February 22, 2021
Director Independence
Because of Mr. Thomas Peterffy’s substantial ownership, we are eligible to be and are treated as a “controlled company” for purposes of Nasdaq Rules. As a result, we are not required by Nasdaq to have a majority of independent directors or to maintain compensation and nominating and corporate governance committees composed entirely of independent directors to continue to list shares of common stock on Nasdaq.
Dr. Lawrence Harris serves as Lead Independent Director.
The Lead Independent director is responsible for:
•	presiding at the executive sessions of the independent directors;
•	calling of meetings of independent directors;
•	serving as liaison between the independent directors and the Chairman; and
•	if requested by stockholders, ensuring that he is available, when appropriate, for direct communication.

Compensation Committee
Our Compensation Committee is currently comprised of Messrs. Thomas Peterffy (Chairman), Earl H. Nemser and Milan Galik, and operates pursuant to a written charter that is available on our website at http://investors.interactivebrokers.com. The primary responsibility of our Compensation Committee is to develop and oversee the implementation of our philosophy with respect to the compensation of our officers.
Our Compensation Committee is responsible for, among other things:
•	reviewing and recommending director compensation policies to our Board;
•	making recommendations, at least annually, to our Board regarding our policies relating to the amounts and terms of all compensation of our executive officers; and
•	administering and discharging the authority of our Board with respect to our equity plans.
Compensation Committee Report
We, the Compensation Committee of the Board of Directors of Interactive Brokers Group, Inc., have reviewed and discussed with management the Compensation Discussion and Analysis contained in this Proxy Statement. Based on such review and discussions, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.
Respectfully submitted,
The Compensation Committee
Mr. Thomas Peterffy, Chairman
Mr. Earl H. Nemser, Director
Mr. Milan Galik, Director
March 9, 2021
Nominating and Corporate Governance Committee
Our Nominating and Corporate Governance Committee is currently comprised of Messrs. Earl H. Nemser (Chairman) and Thomas Peterffy and Dr. Lawrence E. Harris, and operates pursuant to a written charter that is available on our website at http://investors.interactivebrokers.com.
Our Nominating and Corporate Governance Committee is responsible for, among other things:
•	selecting potential candidates to be nominated for election to our Board;
•	recommending potential candidates for election to our Board;
•	reviewing corporate governance matters; and
•	making recommendations to our Board concerning the structure and membership of committees of our Board.
Nominating and Corporate Governance Committee Report
We, the Nominating and Corporate Governance Committee of the Board of Directors of Interactive Brokers Group, Inc., have reviewed and conducted an evaluation of the performance of both the Board of Directors as a whole and the directors individually. During fiscal year 2020, we performed all of our duties and responsibilities under the Nominating and Corporate Governance Committee’s charter.
Respectfully submitted,
The Nominating and Corporate Governance Committee
Mr. Earl H. Nemser, Chairman
Mr. Thomas Peterffy, Director
Dr. Lawrence E. Harris, Director
March 9, 2021

ESG Committee
Our ESG Committee is comprised of Mr. William Peterffy (Chairman) and Mr. Philip Uhde. Our ESG Committee operates pursuant to a written charter.
Our ESG Committee is responsible for, among other things:
•	tracking all ESG matters throughout the Company and relaying necessary information to the Board;
•	guiding the development of new products and services, external brand awareness in the ESG field, and reporting strategies on ESG matters;
•	educating and training the Board on ESG matters; and
•	collaborating on ESG strategy for the Company.
Summary of Board Membership and Number of Committee Meetings
The following table summarizes the membership on each Board committee and the number of committee meetings held for fiscal year 2020.
Director	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	ESG Committee
Thomas Peterffy		Chairman	✔
Earl H. Nemser		✔	Chairman
Milan Galik		✔
Paul J. Brody
Lawrence E. Harris	Chairman		✔
Gary Katz	✔
John M. Damgard
Philip Uhde	✔			✔
William Peterffy				Chairman
Nicole Yuen
Meetings held during fiscal 2020	8	3	7	8
Compensation Committee Interlocks and Insider Participation
None of our executive officers has served as a member of the board of directors or compensation committee of any unrelated entity that has one or more executive officers serving on our Board or Compensation Committee.
IBG LLC Steering Committee
The management of IBG LLC and its subsidiaries is governed by a committee comprising our Chairman, our executive officers and certain other members of senior management, which we refer to as the Steering Committee. The Steering Committee handles day-to-day and strategic management issues and is led by our Chief Executive Officer, Mr. Milan Galik.
Communication with the Board of Directors
If you wish to communicate with our Board, independent directors and committees of our Board, you may send your communication in writing to Mr. Paul J. Brody, the Secretary of the Company, at Interactive Brokers Group, Inc., One Pickwick Plaza, Greenwich, CT 06830. You must include your name and address in the written communication and indicate whether you are a stockholder of the Company.
The Secretary of the Company will compile all communications, summarize lengthy, repetitive or duplicative communications and forward them to the appropriate director(s) or committee(s) of our Board. The Secretary of the Company will not forward non-substantive communications or communications that pertain to personal grievances, but instead will forward them to the appropriate department within the Company for resolution. If this is the case, the Secretary of the Company will retain a copy of such communication for review by any director or committee upon request.

Compensation Discussion and Analysis
Compensation Philosophy and Objectives
We adhere to the philosophy that compensation of our executive officers should first and foremost be directly and materially linked to each executive officer’s individual performance and our overall performance. The objectives of our executive compensation program are (1) to enhance our long-term value, (2) to assist us in attracting and retaining high quality talent, (3) to reward past performance and motivate future performance, and (4) to align executive officers’ long-term interests with those of our stockholders.
Role of Executive Officers in Compensation Decisions
Employee performance is reviewed and compensation changes are recommended to the Company’s Chief Executive Officer by members of the IBG LLC Steering Committee. The Chief Executive Officer makes final recommendations to our Compensation Committee, led by our Chairman, which ultimately determines compensation for all employees and is significantly involved in all aspects of executive compensation, including the Chairman’s own compensation. Our Compensation Committee is responsible for overseeing the implementation of our philosophy and objectives with respect to the compensation of our executive officers and directors and administering all aspects of our compensation and benefit plans and programs. The Compensation Committee is currently comprised of Messrs. Thomas Peterffy, Earl H. Nemser and Milan Galik. As a controlled company, we are not required by Nasdaq to have a compensation committee composed entirely of independent directors.
Setting Executive Compensation
Historically, we have kept base salaries at a relatively modest level in comparison to salaries paid to senior executives at many other companies in our industry and have not sought to “benchmark” salaries to those of our competitors. We have not utilized the services of a compensation consultant to date. We leave decisions as to these matters to our Compensation Committee.
We compensate our executive officers through three primary sources: base salary, cash bonuses and stock awards. Using this approach, the base salary portion of the compensation of our executive officers is fixed; however, a substantial additional portion of total compensation is variable. This practice ensures that our executive compensation packages include a combination of base salary and incentives that are appropriate and competitive in the relevant marketplace, as well as related to the individual’s performance and our performance. Our executive officers have an average of 35 years tenure with us.
Our compensation program is designed to reward performance by tying a substantial portion of each executive officer’s total potential compensation to individual performance and our performance. We evaluate individual and company performance in a qualitative fashion; we do not utilize specific financial or operating performance goals or targets in setting executive compensation. Through our practice of granting stock awards, the compensation program also promotes and rewards an executive officer’s tenure and longevity with us, as well as the executive officer’s role in our financial performance.
We do not utilize a set formula for allocating compensation among the elements of total compensation. The subjective decisions regarding the amount and mix of elements which comprise the compensation awarded to our executive officers are principally based upon an assessment of each executive’s leadership, performance and contribution to the achievement of our financial goals, as well as subjective judgments about each executive officer individually, rather than on rigid guidelines or formulas. Key factors include the executive officer’s performance; the nature, scope and level of the executive officer’s responsibilities; and the executive officer’s contribution to our overall financial results. The compensation of the executive officers who have the greatest ability to influence our performance is predominately performance-based, which is consistent with the overall compensation philosophy as described above. The decisions concerning specific base compensation elements and the total compensation paid or awarded to our executive officers in fiscal year 2020 were made within this framework. Specific individual and/or company performance goals or targets were not used. In fiscal year 2020, the aggregated base salaries of our executive officers constituted approximately 13% of their total aggregated compensation, bonuses constituted approximately 31%, stock awards (as described below) constituted 54%, and other constituted the remaining 2%. We granted $10,990,000 worth of stock awards in connection with the Company’s amended 2007 Stock Incentive Plan (“Stock Incentive Plan”), as part of our executive officers 2020 compensation. The individual allocations of compensation vary considerably from year to year.

We believe that these practices provide our executive officers with incentives that are aligned with our conservative risk management policies. A substantial portion of executive compensation is in the form of long-term stock awards, which include vesting periods and cancellation conditions. These are designed not only to encourage long-term performance, but also to minimize the type of short-term risk-taking that might contravene our risk management policies. Our approach to compensation complements our practices of real-time risk assessment and daily measurement of financial performance in the various parts of our businesses, which also act as disincentives to excessive risk-taking.
Elements of Compensation
Although our executive officers and other key employees holding ownership interests in Holdings have benefited from the increased value of their ownership interests, they have historically received salary and performance-based bonuses and we expect to continue compensating them in this form. We believe that in order to attract and retain highly effective people we must maintain a flexible compensation structure, including base salary, cash bonuses and stock awards as described below. As stated above, we do not utilize a specific formula for allocating compensation among the various elements of total compensation. The relative amounts of cash bonus and stock awards were determined at the discretion of our Compensation Committee. Historically, Mr. Thomas Peterffy has taken no cash bonus or long-term incentives as he believes that his and his affiliates’ approximate 89.6% ownership of Holdings which, in turn, owns approximately 78.2% of IBG LLC, has provided sufficient incentive to align his interests with those of our common stockholders.
Base Salary. Base salary is structured to ensure that our executive officers are fairly and equitably compensated. Base salary is used to appropriately recognize and reward the experience and skills that our employees bring to us and provides motivation for career development and enhancement. Base salary is designed to ensure that all employees continue to receive a basic level of compensation that reflects any acquired skills that are competently demonstrated and are consistently used at work.
Base salary for our executive officers is initially established based on the scope of their responsibilities and the applicable competitive market compensation paid by other companies for similar positions and is reviewed annually after employment. A single base salary level is established each year, applicable to all executive officers except our Chairman and our Vice Chairman. Because executive officers are partially and, sometimes substantially, compensated through the appreciation in their equity ownership, the base salary is kept at a relatively modest level in comparison to salaries generally believed to be paid to senior executives at many other firms in our industry. An executive officer’s base salary is not dependent upon our achievement of performance goals.
Bonuses. We maintain an executive cash bonus program to reward superior individual and financial performance for the year. Each year, an executive cash bonus pool is established, from which we pay annual cash bonuses to our executive officers upon the direction of our Compensation Committee. The amount of the pool is based on several factors, including our financial performance, our progress toward our strategic goals, and the competitive environment for experienced executives. Executive bonuses are based on individual performance and on our financial performance, measured in a qualitative fashion. Specific individual and/or company performance goals or targets have historically not been used. Cash bonuses awarded to our executive officers in December 2020 for fiscal year 2020 performance ranged from 0% to approximately 625% of the executive officer’s 2020 base salary, amounting to an aggregate payout of $6,415,000. Our Chairman did not take a cash bonus in accordance with historical practices. The annual bonuses paid to our other executive officers for fiscal year 2020 performance are shown below in the Summary Compensation Table.
Long-Term Incentives. We utilize long-term stock awards to promote the success of each executive officer, motivate outstanding performance, and encourage and reward employment longevity. Prior to our Initial Public Offering (the “IPO”), executive officers and other key employees had historically been granted equity ownership interests in IBG LLC and continue to hold such interests through their ownership of membership interests in Holdings.
We believe that compensation paid to our executive officers should be closely aligned with our performance on a continuing and long-term basis and, thereby, with the interests of our stockholders. Toward this end, the Stock Incentive Plan provides for the granting of stock awards, which under the current terms gives rise to the issuance of our common stock over approximately a six-year vesting schedule and ordinarily subject to continued employment with, and satisfaction of employment obligations to, the Company. Since the inception of the Stock

Incentive Plan, it has been our practice to make dividend equivalent payments on unvested stock awards in line with the common stock. It is not currently anticipated that we will grant, as part of executive compensation, stock appreciation rights or other forms of non-cash compensation except pursuant to the Stock Incentive Plan described below.
Pursuant to policies set by our Compensation Committee, base salary increases, cash bonuses and stock awards shall be awarded annually, following an evaluation of the individual’s and the Company’s performance for the year.
Compensation for Named Executive Officers During 2020
Historically Mr. Thomas Peterffy, as Chairman of our Compensation Committee, has ultimately determined compensation for all employees. With the Compensation Committee, Mr. Thomas Peterffy has traditionally set his own compensation as salary, capped at 0.2% of IBG LLC’s net income. During 2020, Mr. Thomas Peterffy was paid a salary of $640,000 by IBG LLC and no bonus, in accordance with historical practices. Beginning July 1, 2020, Mr. Thomas Peterffy’s salary was set at an annual rate of $480,000, in alignment with the other executive officers. During 2021, Mr. Thomas Peterffy will be paid a salary of $500,000 by IBG LLC. We believe that the ownership by Mr. Thomas Peterffy and affiliates, through their direct and indirect ownership in Holdings, of a significant amount of the equity in IBG LLC aligns his interests with those of our common stockholders.
Mr. Earl H. Nemser’s compensation has historically included significantly lower overall compensation than the other executive officers, befitting the fact that Mr. Nemser works less than full-time with us, but his compensation has been mainly in salary, cash bonus, and a relatively small long-term incentive award under the Stock Incentive Plan. Mr. Thomas Peterffy has made this determination based on the assessments described above under “Setting Executive Compensation.” During 2020, Mr. Nemser was paid a salary of $540,000 by IBG LLC (inclusive of $90,000 of IBG LLC director fees) and a bonus of $700,000 in accordance with these practices. Mr. Nemser also received an award under the Stock Incentive Plan valued at $820,000 for the year ended December 31, 2020. During 2021, Mr. Nemser will be paid a salary of $750,000 by IBG LLC (inclusive of $270,000 of IBG LLC director fees).
Messrs. Milan Galik and Paul J. Brody and Dr. Thomas A. J. Frank, the Company’s Executive Vice President and Chief Information Officer, have historically been compensated in accordance with the policies discussed above under “Setting Executive Compensation” with a mixture of base salary, cash bonus, and stock awards under the Stock Incentive Plan. Their 2020 base salary was $480,000 and each received an individual performance-based bonus. In addition to performance evaluations, consideration was given to the benefits derived from each individual’s existing ownership of membership interests in Holdings. Messrs. Galik and Brody and Dr. Frank received stock awards under the Stock Incentive Plan valued at $6,500,000, $2,670,000, and $1,000,000, respectively, for the year ended December 31, 2020.
The contributions of each of our executive officers that the Compensation Committee considered included: Mr. Milan Galik in his role as Chief Executive Officer and President substantially expanded his key role in the management of the Company over the execution of its strategy and in the ongoing development of software and systems for our electronic brokerage platform, driving the growth of our business. Mr. Galik’s performance and contribution to the achievement of the Company’s financial goals, as well as his role as Chief Executive Officer and President, merited a higher bonus in 2020 than the other executive officers of the Company, including Mr. Paul J. Brody and Dr. Thomas A.J. Frank, in the determination of the Compensation Committee. Mr. Brody made ongoing efforts with respect to building and maintaining strong financial and operational controls, a prudent liquidity program, banking relationships, credit ratings and interaction with domestic and foreign financial regulators. Dr. Frank continued to enhance the Company’s risk management and global technical infrastructure. Their 2021 base salary has been increased to $500,000. Each of Messrs. Galik and Brody and Dr. Frank is expected to receive an award under the Stock Incentive Plan in 2021 based on each executive officer’s anticipated future contribution to our success. The 2020 stock awards under the Stock Incentive Plan were consistent with the above-mentioned policies and reflected the Compensation Committee’s assessment of each executive’s leadership, performance and contribution to the building of our Company.
All salaries and bonuses will be paid by IBG LLC or one of its operating subsidiaries. No employee of IBG LLC will be paid any separate or additional amount for their services as director of the Company, except for director fees. See “Compensation of Directors” below. In addition to the foregoing, each of the executive officers, as a result of their direct and/or indirect ownership of membership interests in Holdings, received indirect distributions from IBG LLC in part for the purpose of funding their income taxes due on their direct and/or indirect proportionate share of Holdings’ proportionate share of IBG LLC’s taxable income.
401(k) Plan
We offer substantially all employees of our U.S. based subsidiaries who have met minimum service requirements the opportunity to participate in a defined contribution retirement plan qualifying under the provisions of Section 401(k) of the Internal Revenue Code. The general purpose of this plan is to provide employees with an incentive to make regular savings in order to provide additional financial security during retirement. The plan provides for IBG LLC to match 50% of the employees’ pretax contribution, up to a maximum of 10% of eligible earnings. Employees are vested in the matching contribution incrementally over six years.
Severance Arrangements
None of our executive officers have employment agreements and none are subject to severance arrangements. A portion of our executive officers’ equity ownership in us is in the form of Holdings membership interests and stock awards under the Stock Incentive Plan. Stock awards for which restrictions are still applicable may under certain conditions be immediately cancelled upon the termination of employment for any reason.
Perquisites
Our executive officers receive only the fringe benefits normally provided to all other employees, such as health, dental, life, hospitalization, surgical, major medical and disability insurance, participation in our 401(k) plan, paid time off, and other similar company-wide benefits which may be in effect from time to time for all other employees. Other than the standard employee benefits, we do not provide additional perquisites, personal direct or indirect benefits, or use any separate set of standards in determining the benefits for our executive officers. We believe that our base salary and total compensation package are reasonable and competitive in the industry, and we have demonstrated that we are able to hire and retain talented executives without offering additional perquisites.
It is our philosophy that each executive officer may determine, within the limits of his or her own compensation, whether or not to personally purchase non-reimbursable luxury travel, private flights (except for our Chairman’s business travel), housing, security systems, car service, club memberships, financial planning services, or other such goods and services, including those which are sometimes provided as executive perquisites by other companies, but not offered by us. This is consistent with our general operating principles.
Accounting for Stock-Based Compensation
The Company follows Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, “Compensation—Stock Compensation” (“ASC Topic 718”), to account for its stock-based compensation plans. ASC Topic 718 requires all share-based payments to employees to be recognized in the financial statements using a fair value-based method. Grants, which are denominated in U.S. dollars, are communicated to employees in the year of grant, thereby establishing the fair value of each grant. The fair value of stock awards granted to employees are generally expensed as follows: 50% in the year of grant in recognition of the plans’ post-employment provisions (as described below) and the remaining 50% over the related vesting period utilizing the “graded vesting” method permitted under ASC Topic 718. In the case of “retirement eligible” employees (those employees older than 59), 100% of stock awards are expensed when granted.
Stock awards granted under stock-based compensation plans are subject to the plans’ post-employment provisions in the event an employee ceases employment with the Company. The plans provide that employees who discontinue employment with the Company without cause and continue to meet the terms of the plans’ post-employment provisions will be eligible to earn 50% of previously granted but not yet earned stock awards, unless the employee is over the age of 59, in which case the employee would be eligible to receive 100% of previously granted but not yet earned stock awards.
We have never issued stock options to our employees.

Advisory Vote on Executive Compensation
At the 2019 Annual Meeting, pursuant to Section 14A of the 1934 Act, we submitted a proposal to stockholders for a (nonbinding) advisory vote to approve the compensation of our executive officers as disclosed in the Proxy Statement for the 2019 Annual Meeting. This advisory vote on executive compensation, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on the compensation of our executive officers. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our executive officers and the principles, policies and practices described in this Proxy Statement. Our stockholders approved this proposal with more than 96% of the total votes cast voting in favor.
At the 2017 Annual Meeting, we asked our stockholders to indicate if we should hold an advisory vote on the compensation of our executive officers every one, two or three years, with our Board recommending an advisory vote every two years. At our 2017 Annual Meeting more than 90% of the total votes cast were in favor of an advisory vote every two years. In accordance with the two-year schedule, we will be asking our stockholders to approve, on an advisory basis, the compensation of our executive officers disclosed in this Proxy Statement.

Executive Compensation
Summary Compensation Table
The following table summarizes the compensation of our executive officers for the fiscal years ended December 31, 2020, 2019 and 2018. For purposes of this disclosure, our executive officers are our Chairman, Vice Chairman, Chief Executive Officer and President, Chief Financial Officer and the other most highly compensated executive officer as determined by their total compensation in the table below.
Name and Principal Positions	Year	Salary(1),(2)	Bonus	Stock Awards(3)	Other Cash Compensation(4),(5)	Total
	(in dollars)
Thomas Peterffy Chairman	2020	$640,000	—	—	$31,250	$671,250
	2019	$800,000	—	—	—	$800,000
	2018	$800,000	—	—	—	$800,000

Earl H. Nemser Vice Chairman and Director	2020	$540,000	$700,000	$820,000	$42,350	$2,102,350
	2019	$610,000	$500,000	$550,000	$9,898	$1,669,898
	2018	$580,000	$200,000	$400,000	$10,854	$1,190,854

Milan Galik Chief Executive Officer, President and Director	2020	$480,000	$3,000,000	$6,500,000	$161,570	$10,141,570
	2019	$465,000	$2,500,000	$5,400,000	$134,130	$8,499,130
	2018	$455,000	$2,435,000	$5,100,000	$147,896	$8,137,896

Paul J. Brody Chief Financial Officer, Treasurer, Secretary and Director	2020	$480,000	$2,050,000	$2,670,000	$96,646	$5,296,646
	2019	$465,000	$2,050,000	$2,670,000	$73,933	$5,258,933
	2018	$455,000	$2,000,000	$2,535,000	$85,528	$5,075,528

Thomas A. J. Frank Executive Vice President and Chief Information Officer	2020	$480,000	$665,000	$1,000,000	$27,014	$2,172,014
	2019	$465,000	$625,000	$1,000,000	$28,255	$2,118,255
	2018	$455,000	$600,000	$950,000	$33,759	$2,038,759
(1)	Mr. Thomas Peterffy’s salary is capped at 0.2% of IBG LLC’s net income.
(2)
For the fiscal years ended December 31, 2020, 2019, and 2018, amounts include $90,000, $180,000, and $180,000, respectively, of IBG LLC director fees earned each year, which have historically been included as part of Mr. Nemser’s salary in the table above. No other executive members have received IBG LLC director fees during the fiscal years ended December 31, 2020, 2019, and 2018.

(3)
The amounts shown as stock awards in the Summary Compensation Table represent the fair value granted for 2020, 2019 and 2018, respectively, in connection with the Stock Incentive Plan awarded to executive officers in accordance with ASC Topic 718. For information on fair value related to the Stock Incentive Plan, refer to Notes 2 and 10 to our consolidated financial statements filed with the Annual Report on Form 10-K for the year ended December 31, 2020.

(4)
For the fiscal year ended December 31, 2020, executives who were also directors received director fees effective July 1, 2020. Messrs. Thomas Peterffy, Nemser, Galik, and Brody received $31,250, $31,250, $25,000 and $25,000, respectively, in director fees.

Also included in the Summary Compensation Table are dividend equivalent payments on unvested stock awards, under the terms of the Stock Incentive Plan, paid to our executive officers. Messrs. Nemser, Galik and Brody and Dr. Frank received $11,100, $136,570, $71,646 and $27,014, respectively, in dividend equivalent payments with respect to the year ended December 31, 2020; $9,898, $134,130, $73,933 and $28,255, respectively, in dividend equivalent payments with respect to the year ended December 31, 2019; and $10,854, $147,896, $85,528 and $33,759 respectively, in dividend equivalent payments with respect to the year ended December 31, 2018.
(5)
IBG LLC operates in the form of a limited liability company. The amounts in the Summary Compensation Table do not include distributions received by each executive officer from Holdings relating to Holdings’ invested capital in IBG LLC, as these amounts do not constitute executive compensation. These distributions were made in part to assist the holders of Holdings member interests, as applicable, in paying personal income taxes on their proportionate share of the consolidated profits of Holdings and to satisfy the contractual terms of the Tax Receivable Agreement (see below for a description). Messrs. Thomas Peterffy and his affiliates, Nemser, Galik and Brody and Dr. Frank received approximately $0, $158,000, $0, $0 and $1,527,000, respectively, for the year ended December 31, 2020; approximately $0, $295,000, $0, $0 and $1,987,000, respectively, for the year ended December 31, 2019; and approximately $203,727,000, $1,963,000, $2,973,000, $1,788,000 and $7,014,000, respectively, for the year ended December 31, 2018. As a result of a restructuring in late 2018, the distributions paid by IBG LLC to Holdings are now paid largely to IBKR Member Holdings LLC, an entity that is taxed as a corporation. For the year ended December 31, 2020, IBKR Member Holdings LLC paid approximately $177,502,000 of taxes, of which approximately $162,980,000, $1,225,000, $2,398,000, $1,418,000 and $3,704,000 are attributable to the equity holdings of Messrs. Thomas Peterffy and his affiliates, Nemser, Galik and Brody and Dr. Frank, respectively. For the year ended December 31, 2019, IBKR Member Holdings LLC paid approximately $152,125,000 of taxes, of which approximately $139,886,000, $1,153,000, $2,042,000, $1,228,000 and $3,154,000 are attributable to the equity holdings of

Messrs. Thomas Peterffy and his affiliates, Nemser, Galik and Brody and Dr. Frank, respectively. For the year ended December 31, 2018, IBKR Member Holdings LLC paid approximately $45,055,000 of taxes, of which approximately $41,431,000, $341,000, $605,000, $364,000 and $934,000 are attributable to the equity holdings of Messrs. Thomas Peterffy and his affiliates, Nemser, Galik and Brody and Dr. Frank, respectively.
Pay Ratio Disclosure
As required by Section 953(b) of the Dodd-Frank Act, we are providing the following information about the relationship of the annual total compensation of our Chief Executive Officer and President, Mr. Milan Galik, and the annual total compensation of our median employee. For the year ended December 31, 2020:
•	The median of the annual total compensation of all employees of our Company (other than our Chief Executive Officer and President) was approximately $92,832;
•	The annual total compensation of our Chief Executive Officer and President was $10,141,570 (as disclosed in the summary Compensation Table herein); and
•	Based on this information, the ratio of the annual total compensation of our Chief Executive Officer and President to the median employee was 109 to 1.
To determine the median of the annual total compensation of all employees of the Company (other than our Chief Executive Officer and President), we identified our total employee population as of December 31, 2020, which consisted of approximately 2,033 individuals, all of which were full-time equivalent employees.
We determined the median based on each employee’s annual total compensation as of December 31, 2020. Annual total compensation consisted of base pay, cash bonuses, the fair value of stock awards granted under the Stock Incentive Plan at the grant date, and dividend equivalent payments on unvested stock awards. The annual total compensation of the median employee was calculated in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K.
Grants of Plan-Based Stock Awards Table
The following table provides information on stock awards granted to each of our executive officers, under the Stock Incentive Plan, during the year ended December 31, 2020. This table sets forth information regarding stock awards granted to our executive officers for performance in 2020.
Name	Grant Date	All Other Stock Awards: Number of Stock Awards(2)	Grant Date Fair Value of Stock Awards(3)
Thomas Peterffy(1)	12/31/2020	—	—
Earl H. Nemser	12/31/2020	14,295	$820,000
Milan Galik	12/31/2020	113,311	$6,500,000
Paul J. Brody	12/31/2020	46,545	$2,670,000
Thomas A. J. Frank	12/31/2020	17,433	$1,000,000
(1)
Historically, Mr. Thomas Peterffy has taken no bonus or long-term incentives as he believes that the approximate 89.6% ownership of Holdings by himself and his affiliates has provided sufficient incentive to align his interests with those of IBG LLC and our common stockholders. As a result, Mr. Thomas Peterffy was not granted stock awards under the Stock Incentive Plan for the year ended December 31, 2020.

(2)	The number of stock awards for the December 31, 2020 grant was determined using a price of $57.3643 per share.
(3)
The amounts shown as stock awards represent the fair value granted for 2020 in connection with the Stock Incentive Plan, awarded to executive officers in accordance with ASC Topic 718. For information on fair value related to the Stock Incentive Plan, refer to Notes 2 and 10 to our consolidated financial statements filed with the Annual Report on Form 10-K.

Outstanding Awards at Fiscal Year End Table
The following table sets forth outstanding stock awards (unvested restricted stock units) as of December 31, 2020.
Name	Number of Stock Awards not Vested(1),(3)	Market Value of Stock Awards not Vested(2)
Thomas Peterffy	—	—
Earl H. Nemser	40,197	$2,448,801
Milan Galik	428,843	$26,125,116
Paul J. Brody	210,904	$12,848,272
Thomas A. J. Frank	79,302	$4,831,078
(1)	The outstanding stock awards as of December 31, 2020 are subject to the Stock Incentive Plan vesting schedule. The vesting schedule for the above stock awards is detailed in the following table:
Name	Awards	Vesting Schedule
Earl H. Nemser	1,432	The stock award is scheduled to vest on 5/7/2021
	1,990	The stock award is scheduled to vest in 2 equal installments on 5/7/2021 and 5/9/2022
	3,377	The stock award is scheduled to vest in 3 equal installments on 5/7/2021, 5/9/2022 and 5/9/2023
	3,015	The stock award is scheduled to vest in 4 equal installments on 5/7/2021, 5/9/2022, 5/9/2023 and 5/9/2024
	5,576	The stock award is scheduled to vest in 5 equal installments on 5/7/2021, 5/9/2022, 5/9/2023, 5/9/2024 and 5/9/2025
	10,512	The stock award is scheduled to vest in 6 equal installments on 5/7/2021, 5/9/2022, 5/9/2023, 5/9/2024, 5/9/2025 and 5/8/2026
	14,295	10% of the stock award is scheduled to vest on 5/7/2021 and the rest in 6 equal installments on 5/9/2022, 5/9/2023, 5/9/2024, 5/9/2025, 5/8/2026, and 5/7/2027
Milan Galik	17,492	The stock award is scheduled to vest on 5/7/2021
	26,874	The stock award is scheduled to vest in 2 equal installments on 5/7/2021 and 5/9/2022
	51,660	The stock award is scheduled to vest in 3 equal installments on 5/7/2021, 5/9/2022 and 5/9/2023
	45,225	The stock award is scheduled to vest in 4 equal installments on 5/7/2021, 5/9/2022, 5/9/2023 and 5/9/2024
	71,087	The stock award is scheduled to vest in 5 equal installments on 5/7/2021, 5/9/2022, 5/9/2023, 5/9/2024 and 5/9/2025
	103,194	The stock award is scheduled to vest in 6 equal installments on 5/7/2021, 5/9/2022, 5/9/2023, 5/9/2024, 5/9/2025 and 5/8/2026
	113,311	10% of the stock award is scheduled to vest on 5/7/2021 and the rest in 6 equal installments on 5/9/2022, 5/9/2023, 5/9/2024, 5/9/2025, 5/8/2026, and 5/7/2027
Paul J. Brody	11,131	The stock award is scheduled to vest on 5/7/2021
	15,497	The stock award is scheduled to vest in 2 equal installments on 5/7/2021 and 5/9/2022
	27,252	The stock award is scheduled to vest in 3 equal installments on 5/7/2021, 5/9/2022 and 5/9/2023
	24,120	The stock award is scheduled to vest in 4 equal installments on 5/7/2021, 5/9/2022, 5/9/2023 and 5/9/2024
	35,335	The stock award is scheduled to vest in 5 equal installments on 5/7/2021, 5/9/2022, 5/9/2023, 5/9/2024 and 5/9/2025
	51,024	The stock award is scheduled to vest in 6 equal installments on 5/7/2021, 5/9/2022, 5/9/2023, 5/9/2024, 5/9/2025 and 5/8/2026
	46,545	10% of the stock award is scheduled to vest on 5/7/2021 and the rest in 6 equal installments on 5/9/2022, 5/9/2023, 5/9/2024, 5/9/2025, 5/8/2026, and 5/7/2027

Name	Awards	Vesting Schedule
Thomas A. J. Frank	4,347	The stock award is scheduled to vest on 5/7/2021
	5,934	The stock award is scheduled to vest in 2 equal installments on 5/7/2021 and 5/9/2022
	10,190	The stock award is scheduled to vest in 3 equal installments on 5/7/2021, 5/9/2022 and 5/9/2023
	9,045	The stock award is scheduled to vest in 4 equal installments on 5/7/2021, 5/9/2022, 5/9/2023 and 5/9/2024
	13,242	The stock award is scheduled to vest in 5 equal installments on 5/7/2021, 5/9/2022, 5/9/2023, 5/9/2024 and 5/9/2025
	19,111	The stock award is scheduled to vest in 6 equal installments on 5/7/2021, 5/9/2022, 5/9/2023, 5/9/2024, 5/9/2025 and 5/8/2026
	17,433	10% of the stock award is scheduled to vest on 5/7/2021 and the rest in 6 equal installments on 5/9/2022, 5/9/2023, 5/9/2024, 5/9/2025, 5/8/2026, and 5/7/2027
(2)	The market value for unvested stock awards is based on the closing price of the common stock as of December 31, 2020, which was $60.92, and is rounded to the nearest dollar.
(3)	All participants in the Stock Incentive Plan are eligible to receive dividend equivalent payments on their unvested stock awards.
Stock Vested Table
The following table contains information about stock awards that have vested during the year ended December 31, 2020.
Name	Number of Shares Acquired on Vesting	Value Realized on Vesting(1)
Earl H. Nemser	8,125	$334,181
Milan Galik	103,573	$4,259,957
Paul J. Brody	59,021	$2,427,534
Thomas A. J. Frank	22,661	$932,047
(1)	The value realized is based on the closing price of the common stock on the vesting date, May 8, 2020, of $41.13.
Executive Employment Agreements
Historically, we have not entered into employment agreements with our executive officers, and we do not plan on entering into employment agreements at this time. We do maintain non-disclosure, non-competition, and non-solicitation agreements currently in effect between our subsidiaries and our executive officers and other employees.
Stock Incentive Plan
Under the Stock Incentive Plan up to 30 million shares of common stock may be issued to satisfy vested stock awards granted to directors, officers, employees, contractors and consultants of the Company and its subsidiaries. The purpose of the Stock Incentive Plan is to promote the Company’s long-term financial success by attracting, retaining and rewarding eligible participants.
As a result of the Company's organizational structure as described in the “Business – Our Organizational Structure” in Part 1, Item1 of our Annual Report on Form 10-K for the year ended December 31, 2020, there is no material dilutive effect upon ownership of common stockholders of issuing shares under the Stock Incentive Plan. The issuances do not materially dilute the book value of the ownership of common stockholders because the stock awards are granted at market value, and upon their vesting and the related issuance of shares of common stock, the ownership of IBG, Inc. in IBG LLC, increases proportionately to the shares issued. As a result of such proportionate increase in share ownership, the dilution upon issuance of common stock is borne by IBG LLC’s majority member (i.e., noncontrolling interest), Holdings, and not by IBG, Inc. or its common stockholders. Additionally, dilution of earnings that may take place after issuance of common stock is reflected in the earnings per share (“EPS”) reported in the Company’s financial statements. The EPS dilution can be neither estimated nor projected, but historically it has not been material.
The Stock Incentive Plan is administered by the Compensation Committee of the Company’s Board. The Compensation Committee has discretionary authority to determine the eligibility to participate in the Stock

Incentive Plan and establishes the terms and conditions of the stock awards, including the number of stock awards granted to each participant and all other terms and conditions applicable to such stock awards in individual grant agreements. Stock awards are expected to be made primarily through grants of stock awards. Stock Incentive Plan stock awards are subject to issuance over time. All previously granted but not yet earned stock awards may be cancelled by the Company upon the participant’s termination of employment or violation of certain applicable covenants prior to issuance, unless determined otherwise by the Compensation Committee.
The Stock Incentive Plan provides that, upon a change in control, the Compensation Committee may, at its discretion, fully vest any granted but not yet earned stock awards under the Stock Incentive Plan, or provide that any such granted but not yet earned awards will be honored or assumed, or new rights substituted by the new employer on a substantially similar basis and on terms and conditions substantially comparable to those of the Stock Incentive Plan.
We generally grant stock awards on or about December 31 of each year, to specific employees as part of the Company’s Stock Incentive Plan. We granted stock awards of 1,222,143 in 2020 under the Stock Incentive Plan.
Under applicable tax law, we are required to withhold an amount based on the value of the shares upon their issuance, and remit the withheld amount to the Internal Revenue Service (“IRS”) and other taxing authorities. To effect that withholding, we may redeem a portion of the shares with an aggregate fair market value equal to the amount of taxes we are required to withhold and remit. For instance, if 1,000 shares would become issuable and we were required to withhold for federal taxes an amount equal to 40% of the value, we would redeem 400 shares and the employee would reclaim 600 shares. The source of funds for the amount to be remitted to the IRS would be a redemption by IBG LLC of a corresponding number of our interests in IBG LLC. Alternatively, we may elect to effect the withholding by facilitating the sale of a portion of the shares, on behalf of employees, in the open market, and the proceeds of such sales would be remitted to the IRS and other taxing authorities.
Stock awards granted under the Stock Incentive Plan are subject to the plan’s post-employment provisions in the event an employee ceases employment with the Company. The Stock Incentive Plan provides that employees who discontinue employment with the Company without cause and continue to meet the terms of the plans’ post-employment provisions will be eligible to earn 50% of previously granted but not yet earned stock awards, unless the employee is over the age of 59, in which case the employee would be eligible to receive 100% of previously granted but not yet earned stock awards.
Compensation of Directors
The following table contains information regarding 2020 compensation of our non-employee directors with respect to their Board service.
Director	Fees Earned or Cash Paid	Granted Stock Awards	All Other Compensation(1)(2)	Total
Lawrence E. Harris	$125,000	—	—	$125,000
Gary Katz	$100,000	—	$304	$100,304
Philip Uhde	$100,000	—	$644	$100,644
John Damgard	$100,000	—	$440	$100,440
William Peterffy	$52,083	$75,000	$90,000	$217,083
Nicole Yuen	$25,000	$75,000	—	$100,000
(1)
The amounts in the Compensation of Non-Employee Directors Table include dividend equivalent payments on unvested stock awards, under the terms of the Stock Incentive Plan, paid to our directors. Mr. Katz, Mr. Uhde, and Mr. Damgard received approximately $304, $644, and $440, respectively, in dividend equivalent payments in the year ended December 31, 2020.

(2)
In 2020, Mr. William Peterffy received $90,000 in consulting fees from IBG LLC for his work with ESG initiatives within the Company. In 2021, Mr. William Peterffy will receive $100,000 in consulting fees in addition to his director fees.

All of our directors are entitled to receive reimbursement of their out-of-pocket expenses in connection with their travel to and attendance at meetings of our Board or committees thereof. Under our current policy, each director is compensated with an annual retainer of $100,000 and, in addition, each non-employee director is compensated with a one-time grant of stock awards on December 31 in the year of appointment (valued at $75,000 – the number of stock awards granted is based on the fair market price of the common stock on the date of grant), subject to straight-line vesting over a five year period. The chair of a committee of our Board is compensated with an additional annual retainer of $25,000 per committee. We reserve the right to change the manner and amount of compensation to our directors at any time. Stock awards granted under the Stock Incentive Plan to non-employee directors carry the same cancellation provisions as those granted to employees, which are described above.
Beneficial Ownership of Directors, Executive Officers and Owners of More Than Five Percent
Holdings currently holds, through its ownership of all of the outstanding shares of our Class B common stock, approximately 78.2% of the combined voting power of the outstanding shares of common stock. While our Class B common stock is owned by Holdings, Mr. Thomas Peterffy, through his indirect ownership of the voting membership interests in Holdings, is able to exercise control over all matters requiring the approval of our stockholders, including the election of our directors and the approval of significant corporate transactions.
The following table sets forth the beneficial ownership of common stock as of March 4, 2021 by each of our directors and executive officers, by all our directors and executive officers as a group, and of each beneficial owner, who is not our director or officer, of more than 5% of common stock as of December 31, 2020.
The amounts and percentages of common stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or to direct the voting of such security, or investment power, which includes the power to dispose of or to direct the disposition of such security and if that person has the right to acquire such security within 60 days of the filing of this Proxy Statement. Unless otherwise indicated below, each beneficial owner named in the table below has sole voting and sole investment power with respect to all shares beneficially owned. Because the Holdings membership interests are not directly exchangeable into shares of common stock, none of our executive officers and directors may be deemed to own shares of common stock except as set forth below. Mr. Thomas Peterffy may be deemed to own all of the shares of Class B common stock. The following table is based on 90,830,408 shares of common stock and 100 shares of Class B common stock outstanding as of March 4, 2021:
Name and Address	Class A Common Stock Owned		Class B Common Stock Owned
	(in shares and %)
IBG Holdings LLC**(1)(9)	0	0%	100	100%
Thomas Peterffy**(2)(3)(9)	8,700,857	9.58%	100	100%
Milan Galik**(4)	756,873	*%	0	0%
Earl H. Nemser**(4)	68,250	*%	0	0%
Paul J. Brody**(4)(9)	547,308	*%	0	0%
Thomas A. J. Frank**(4)(9)	501,307	*%	0	0%
Lawrence E. Harris**	62,321	*%	0	0%
Gary Katz**	760	*%	0	0%
John M. Damgard**	1,049	*%	0	0%
Philip Uhde**	108,844	*%	0	0%
All current directors and executive officers as a group (11 persons)	10,747,569	11.83%	100	100%
Bares Capital Management, Inc.(5)	5,496,555	6.05%	0	0%
Blackrock, Inc.(6)	6,594,169	7.26%	0	0%
Kayne Anderson Rudnick Investment Management, LLC(7)	7,329,422	8.07%	0	0%
Vanguard(8)	7,126,430	7.85%	0	0%
*	Less than 1%
**	Address is c/o Interactive Brokers Group, Inc., One Pickwick Plaza, Greenwich, Connecticut 06830
(1)
Holdings, as the sole holder of the 100 outstanding shares of Class B common stock, is entitled to the number of votes equal to the number of IBG LLC membership interests held by it at any given time. The Class B common stock has approximately 78.2% of the voting power of the Company, which percentage will decrease proportionately to the extent that Holdings owns a smaller percentage of IBG LLC. Except as otherwise provided by law or our amended and restated certificate of incorporation, shares of common stock and the Class B common stock vote together as a single class.

(2)
The amount includes 33,346 shares issued by the Company and held by IBG LLC to be distributed to eligible persons who participate in one or more promotions that are designed to attract new customers to the Company’s brokerage platform, increase assets held with the Company’s brokerage business and enhance customer loyalty.

(3)	Mr. Thomas Peterffy, through his indirect ownership of the voting membership interests in Holdings, beneficially owns all of the outstanding shares of Class B common stock.
(4)
The amounts in the table reflect the issued and vested portion of the stock awards that were granted to Messrs. Earl Nemser, Milan Galik and Paul J. Brody and Dr. Thomas A.J. Frank under the Stock Incentive Plan, including shares acquired through member redemptions or dividend reinvestment plans, less any shares withheld for income tax purposes or sold through open market transactions. Please refer to the Outstanding Stock Awards at Fiscal Year End Table for a vesting schedule of each of these grants. Also included are shares which will vest within 60 days of the filing of this Proxy Statement:

	Shares Beneficially Owned	Stock Awards Vesting Within 60 Days	Total shares*
Earl H. Nemser	59,649	8,601	68,250
Milan Galik	654,671	102,202	756,873
Paul J. Brody	493,090	54,218	547,308
Thomas A. J. Frank	480,760	20,547	501,307
*	Represents total shares beneficially owned as defined by rule 13d-3(d)(1) of the 1934 Securities Exchange Act.
(5)
According to Schedule 13G/A Amendment No. 3 filed on February 16, 2021, Bares Capital Management, Inc., with its address at 12600 Hill Country Blvd Suite R-230, Austin, TX 78738, beneficially owned 5,496,555 shares of common stock as of December 31, 2019.

(6)
According to Schedule 13G/A Amendment No. 11 filed on January 29, 2021, BlackRock Inc., with its address at 55 East 52nd St., New York, NY 10055, beneficially owned 6,594,169 shares of common stock as of December 31, 2020.

(7)
According to Schedule 13G/A Amendment No. 1 filed on February 11, 2021, Kayne Anderson Rudnick Investment Management, LLC, with its address at 1800 Avenue of the Stars, 2nd Floor, Los Angeles, CA 90067, beneficially owned 7,329,422 shares of common stock as of December 31, 2020.

(8)
According to Schedule 13G/A Amendment No. 8 filed on February 10, 2021, The Vanguard Group, with its address at 100 Vanguard Blvd, Malvern, PA 19355, beneficially owned 7,126,430 shares of common stock as of December 31, 2020.

(9)
The amounts in the table reflect 11,710,608 shares of common stock issued by the Company to Holdings, on behalf of its members, pursuant to the prospectus supplement dated October 30, 2020. All of the shares of common stock offered were issued to Holdings for distribution in-kind to certain of its members in exchange for membership interests in IBG LLC equal in number to such number of shares of common stock issued by us. Certain of our officers and directors are members of Holdings and elected to redeem a portion of their Holdings membership interests in the offering. Such officers and directors represent approximately 96% of the interests subject to redemption. Mr. Thomas Peterffy and his affiliates redeemed 10,000,000 Holdings shares, Mr. Paul J. Brody redeemed 253,332 Holdings shares, and Dr. Thomas A.J. Frank redeemed 1,000,000 Holdings shares. These shares are being sold in open market transactions pursuant to Rule 10b5-1 trading plans. All sales made pursuant to the Plans are disclosed publicly in accordance with applicable securities laws, rules and regulations through the appropriate filings with the SEC, as applicable.

Certain Relationships and Related Transactions
Recapitalization Transactions
Prior to the IPO, our business had been conducted by subsidiaries of IBG LLC, which was approximately 85% owned by Mr. Thomas Peterffy and his affiliates. In November 2006, the Company was incorporated as a Delaware corporation. Immediately prior to and immediately following the consummation of the IPO, IBG, Inc., Holdings, IBG LLC and the members of IBG LLC consummated a series of transactions collectively referred to herein as the “Recapitalization.” The Recapitalization resulted in the former members of IBG LLC becoming the sole members of Holdings, and established us as the sole managing member of IBG LLC.
As a result of the Recapitalization, immediately following the IPO:
•	IBG, Inc. became the sole managing member of IBG LLC;
•	IBG, Inc. and Holdings owned approximately 10.0% and 90.0%, respectively (currently, approximately 21.8% and 78.2%, respectively), of the membership interests in IBG LLC;
•
Mr. Thomas Peterffy and his affiliates owned approximately 84.6% (currently, approximately 89.6%) of the membership interests in Holdings, and management and other employees of IBG LLC owned substantially all of the remaining membership interests;

•
outstanding shares of common stock represented more than 99.9999% of our outstanding capital stock based on economic value (which, as used herein, refers to the right to share in dividend distributions and distributions upon liquidation, dissolution or winding up);

•	outstanding shares of Class B common stock, all of which is owned by Holdings, represented less than 0.0001% of our outstanding capital stock based on economic value;
•
outstanding shares of Class B common stock represented approximately 90.0% (currently, approximately 78.2%) of the combined voting power of all shares of our capital stock, which percentage will decrease proportionately to the extent that Holdings owns a smaller percentage of IBG LLC; and

•
Mr. Thomas Peterffy owned all of the voting membership interests, and Mr. Thomas Peterffy and his affiliates owned a majority of the overall membership interests, in Holdings and, accordingly, beneficially owned all of the outstanding shares of Class B common stock. As a result, Mr. Thomas Peterffy is able to exercise control over all matters requiring the approval of our stockholders.

Voting
Each share of common stock entitles its holder to one vote per share. The Class B common stock currently has approximately 78.2% of the voting power of the Company, which percentage will decrease proportionately over time to the extent that Holdings owns a smaller percentage of IBG LLC. Mr. Thomas Peterffy currently owns all of the voting membership interests in Holdings. Accordingly, Mr. Thomas Peterffy beneficially owns all of the outstanding shares of Class B common stock and is able to exercise control over all matters requiring the approval of our stockholders, including the election of our directors and the approval of significant corporate transactions.
If at any time in the future Mr. Thomas Peterffy and his affiliates own less than a majority of the membership interests in Holdings, then at such time all membership interests in Holdings will become voting membership interests. Accordingly, all members of Holdings, instead of Mr. Thomas Peterffy alone, would together direct the voting of the shares of Class B common stock, and all such members would together exercise control over all matters requiring the approval of our stockholders. However, even if Mr. Thomas Peterffy and his affiliates cease to own a majority of the membership interest in Holdings, Mr. Thomas Peterffy could, depending on his level of percentage ownership, continue to effectively control or significantly influence matters requiring approval of stockholders.
Exchange Agreement
Concurrently with the IPO, IBG, Inc. entered into an exchange agreement with Holdings, IBG LLC and the historical members of IBG LLC (the “Exchange Agreement”). Pursuant to this agreement, the historical members of IBG LLC contributed their IBG LLC membership interests to Holdings and received Holdings membership interests in return. The Exchange Agreement provides for future redemptions of member interests and for the purchase of member interests in IBG LLC by IBG, Inc. from Holdings, which could result in IBG, Inc. acquiring the remaining member interests in IBG LLC that it does not own. The Exchange Agreement, as amended June 6, 2012 and July 23, 2015, provides that the Company may facilitate the redemption by Holdings of interests held by its members through the issuance of shares of common stock through a public offering in exchange for the interests in IBG LLC being redeemed by Holdings. On an annual basis, each holder of a membership interest may request that Holdings redeem the liquefiable portion of that holder’s interest. We expect Holdings to use the net proceeds it receives from such sales to redeem an identical number of Holdings membership interests from the requesting holders. A copy of the First Amendment to the Exchange Agreement was filed as Exhibit 10.1 to the Form8-K filed by the Company on June 6, 2012 and a copy of the Second Amendment to the Exchange Agreement was filed as Exhibit 10.1 to the Quarterly Report on Form 10-Q for the Quarterly Period Ended September 30, 2015 filed by the Company on November 9, 2015, both of which are incorporated herein by reference. The redemption price for the membership interests in Holdings depends on the timing at which the redemption is made.
A copy of the Exchange Agreement was filed as Exhibit 10.3 to the Quarterly Report on Form 10-Q for the Quarterly Period Ended September 30, 2009 filed by the Company on November 9, 2009 and is incorporated herein by reference.
Sales of common stock and the application of the net proceeds to acquire IBG LLC membership interests are not expected to have a material effect on the existing holders of common stock, as the holders of common stock would then own a larger portion of IBG LLC. Such transactions will have the effect of diluting your percentage ownership in us. However, because we will acquire an increased percentage ownership in IBG LLC over time as a result of such transactions, such transactions will not materially impact your effective percentage ownership of the economics of the underlying IBG LLC business.
Holdings, with the consent of Mr. Thomas Peterffy and our Board, has the right to cause the holders of Holdings membership interests to have all or a portion of their interests redeemed at any time. Such redemptions would be financed in the same manner as the scheduled redemptions described above.
Tax Receivable Agreement
In connection with the IPO, we purchased membership interests in IBG LLC from Holdings for cash. In addition, IBG LLC membership interests held by Holdings may be purchased by us in the future in connection with offerings by us of shares of common stock. Our purchases of IBG LLC membership interests have resulted, and future purchases may result, in increases in the tax basis of the tangible and intangible assets of IBG LLC attributable to our interest in IBG LLC that otherwise would not have been available, although the IRS may challenge all or part of that tax basis increase or our ability to amortize all or part of that increased tax basis, and a court could sustain such a challenge by the IRS. These increases in tax basis, if sustained, may reduce the amount of taxable income that we are required to recognize as the result of our ownership of membership interests in IBG LLC in the future.
Concurrently with the IPO, we entered into a tax receivable agreement with Holdings that provides for the payment by us to Holdings of 85% of the amount of cash savings, if any, in U.S. federal, state and local income tax or franchise tax that we actually realize as a result of these increases in tax basis and of certain other tax benefits related to our entering into the tax receivable agreement, including tax benefits attributable to payments under the tax receivable agreement. We will retain 15% of the projected tax benefits.
If either immediately before or immediately after any purchase or the related issuance of our common stock, the Holdings members own or are deemed to own, in the aggregate, more than 20% of our outstanding common stock, then all or part of any increase in the tax basis of goodwill may not be amortizable and, thus, our ability to realize the annual tax savings that otherwise would have resulted if such tax basis were amortizable may be significantly reduced. Although the Holdings members are prohibited under the exchange agreement from purchasing shares of common stock, grants of our common stock to employees and directors who are also members or related to members of Holdings and the application of certain tax attribution rules, such as among family members and partners in a partnership, could result in Holdings members being deemed for tax purposes to own shares of common stock.
In order to mitigate the risk to us of an IRS challenge to the tax basis increase, Holdings and its members will indemnify us for any additional taxes we owe if the IRS or other taxing authorities successfully challenge the basis increase. In addition, if the IRS or other taxing authorities successfully challenge the tax basis increase, any subsequent payments we are required to make under the tax receivable agreement will be reduced accordingly.
For purposes of the tax receivable agreement, cash savings in income and franchise tax will be computed by comparing our actual income and franchise tax liability to the amount of such taxes that we would have been required to pay had there been no increase in the tax basis of the tangible and intangible assets of IBG LLC attributable to our acquisition of our interest in IBG LLC, and had we not entered into the tax receivable agreement. The tax receivable agreement will, unless we exercise our right to terminate the tax receivable agreement for an amount based on an agreed value of payments remaining to be made under the agreement, terminate upon the earlier of (i) the end of the taxable year that includes the 50th anniversary of our initial acquisition of membership interests in IBG LLC, or (ii) the end of the taxable year that includes the 16th anniversary of the date upon which all rights of sale and exchange granted under the exchange agreement have terminated.
Our ability to achieve tax benefits from any increase in the tax basis attributable to our interest in IBG LLC resulting from our acquisition of membership interests in IBG LLC and the payments to be made under the tax receivable agreement with respect thereto depend upon a number of factors, including the law as in effect at the time of a purchase by us of membership interests in IBG LLC or a payment under the tax receivable agreement, the timing of purchases, the fair market value of membership interests in IBG LLC at the time of a purchase, the extent to which such purchases are taxable, the impact of the increase in the tax basis on our ability to use foreign tax credits and the rules relating to the amortization of intangible assets, the composition of IBG LLC’s assets at the time of a purchase, and the amount and timing of our income and of payments under the tax receivable agreement. Depending upon the outcome of these factors, as a result of the size of the increases in the tax basis of the tangible and intangible assets of IBG LLC and its subsidiaries, the payments that we may make to Holdings could be substantial.
Legal Representation
We utilize a number of law firms as independent counsel, including Dechert LLP, to which Mr. Earl H. Nemser, our Vice Chairman and one of our directors, serves as an unpaid Independent Advisor. Mr. Nemser served as Special Counsel to Dechert LLP from January 2005 to October 2018.
Margin Accounts at Interactive Brokers LLC
Our subsidiary, Interactive Brokers LLC (“IB LLC”), may extend credit in the ordinary course of business to certain of our directors, officers, and their affiliates in connection with margin loans. Such loans (i) are made in the ordinary course of business, (ii) are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to IB LLC, and (iii) do not involve more than the normal risk of collectability or present other unfavorable features.
Purchase of Senior Notes
IBG LLC from time to time may offer senior notes in private placements to certain qualified customers of IB LLC at an issue price of $1 thousand dollars per note. The senior notes will mature no later than the thirtieth day following the issuance date. The senior notes will pay a fixed rate of interest during their tenure. The interest rate is calculated by adding the benchmark rate to a rate (spread) that IBG LLC will announce from time-to-time. The benchmark rate is the effective federal funds rate as reported by the Federal Reserve Bank of New York on the morning of the date of the offering.
As of December 31, 2020, Mr. Thomas Peterffy and his affiliates, and Mr. Nemser held $11 million and $5 million in IBG LLC senior notes, respectively. These notes carried a 1% per annum interest rate. These notes (i) are made in the ordinary course of business, (ii) are made on the same terms, including interest rates, as those prevailing at the time for senior notes offered to certain qualified customers not related to IB LLC, and (iii) do not present other unfavorable features.

Review, Approval or Ratification of Transactions with Related Persons
We review all relationships and transactions in which the Company and our directors and executive officers or their immediate family members are participants to determine whether such persons have a direct or indirect material interest. Our Audit Committee, our Chief Executive Officer and our General Counsel are responsible for the development and implementation of processes and controls to obtain information from the directors and executive officers with respect to related person transactions and for then determining, based on the facts and circumstances, whether the Company or a related person has a direct or indirect material interest in the transaction. In addition, our Nominating and Corporate Governance Committee monitors and reviews any issues regarding the “independence” of directors or involving potential conflicts of interest, and evaluates any change of status or circumstance with respect to a director and determines the propriety of the director’s continued service in light of that change.

ITEM 2:	ADVISORY VOTE ON THE COMPENSATION OF OUR EXECUTIVE OFFICERS
As noted in the preceding extensive and comprehensive discussion, executive compensation is an important matter both to us and to our stockholders. The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) enables our stockholders to vote to approve, on an advisory non-binding basis, the compensation of our executive officers as disclosed in this Proxy Statement in accordance with SEC rules. The Compensation Committee has overseen the development and implementation of our executive compensation programs. We have designed our compensation programs to directly link a significant portion of the compensation of our executive officers to individual performance and overall performance standards that promote long-term increase in stockholder value. We also designed our compensation programs to attract, retain and motivate key executives who are essential to the implementation of our strategic growth and development strategy.
The Compensation Committee bases its executive compensation decisions on our core compensation principles, including the following:
•	incentivizing our executives to perform with stockholders' interests in mind;
•
assembling and maintaining a senior leadership team with the skills necessary to successfully execute our business strategy, maintain our competitiveness, and continue increasing the long-term market value of our Company; and

•	rewarding past performance and motivating future performance.
We believe that our existing compensation programs have been effective at motivating our key executives, including our executive officers, to achieve superior performance and results for our Company, effectively aligning compensation with performance results, giving our executives an ownership interest in our Company so their interests are aligned with our stockholders, and enabling us to attract and retain talented executives whose services are in key demand in our industry and market sectors.
With our core compensation principles in mind, the Company:
•
structures executive compensation to include a relatively modest fixed portion with a substantial additional variable portion which is related to the individual’s performance and the Company’s performance;

•
awards a substantial portion of executive compensation in the form of long-term stock awards, which include vesting periods and cancellation conditions designed to encourage long-term performance and minimize short-term risk taking;

•	caps the salary of our Chairman at 0.2% of IBG LLC’s net income;
•	does not enter into employment agreements and severance agreements;
•	provides executive officers with standard fringe benefits that are normally provided to all employees and does not provide additional perquisites.
Compensation actions like those described above evidence our philosophy of aligning executive compensation with our Company’s performance and increasing long-term stockholder value. We will continue to design and implement our executive compensation programs and policies in line with this philosophy to promote superior performance results and generate greater value for our stockholders.

The Board would like the support of our stockholders for the compensation of our executive officers as disclosed in the Compensation Discussion and Analysis section and the accompanying compensation tables contained in this Proxy Statement. This advisory vote on the compensation of our executive officers allows our stockholders to express their opinions about our executive compensation programs. As we seek to align our executive compensation programs with our performance results and stockholders' interests, we ask that our stockholders approve the compensation of our executive officers as disclosed in the Compensation Discussion and Analysis section and the accompanying compensation tables contained in this Proxy Statement. Accordingly, for the reasons we discuss above, the Board recommends that stockholders vote in favor of the following resolution:
“RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the executive officers, as described in the Compensation Discussion and Analysis section, compensation tables, and other narrative executive compensation disclosures contained in this Proxy Statement as required by the rules of the Securities and Exchange Commission.”
This advisory vote on the compensation of our executive officers is not binding on us, our Board or the Compensation Committee. However, our Board and the Compensation Committee will review and consider the outcome of this advisory vote when making future compensation decisions for our executive officers.
Directors’ Recommendation
The Board recommends a vote FOR the compensation of our executive officers as disclosed in the compensation discussion and analysis section and accompanying compensation tables contained in this Proxy Statement.

ITEM 3:	RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Our Audit Committee has selected Deloitte & Touche LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2021. Deloitte & Touche LLP has served as our auditor since 1990. We are submitting the selection of independent registered public accounting firm for stockholder ratification at the Annual Meeting.
A representative of Deloitte & Touche LLP is expected to be present at the Annual Meeting. He or she will have the opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions from stockholders.
Our organizational documents do not require that our stockholders ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm. We are doing so because we believe it is a matter of good corporate practice. If our stockholders do not ratify the selection, our Audit Committee will reconsider whether to retain Deloitte & Touche LLP, but still may retain them. Even if the selection is ratified, our Audit Committee, in its discretion, may change the appointment at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.
Our Audit Committee approves in advance all audit and any non-audit services rendered by Deloitte & Touche LLP to us and our consolidated subsidiaries.
Fees Paid to Independent Registered Public Accounting Firm
The following table summarizes the aggregate fees for professional services provided by Deloitte & Touche LLP related to the years ended December 31, 2020 and 2019:
	2020	2019
	(in dollars)
Audit Fees(1)	$4,201,289	$3,412,414
Audit Related Fees(2)	66,110	64,184
Tax Fees(3)	289,842	264,310
All Other Audit Fees	29,594	30,022
	$4,586,835	$3,770,930
(1)
Audit Fees services include: (i) the audit of our consolidated financial statements included in the Company’s Annual Report on Form 10-K and services attendant to, or required by, statute or regulation; (ii) reviews of the interim condensed consolidated financial statements included in our quarterly reports on Form 10-Q; (iii) comfort letters, consents and other services related to SEC and other regulatory filings; and (iv) accounting consultation attendant to the audit.

(2)	Audit-Related Fees services include fees associated with audits of employee benefit plans.
(3)
Tax Fees services include tax compliance and tax advice. Tax compliance services include certain non-U.S. income and non-income tax compliance. Tax advice services include: (i) U.S. federal, state and local income and non-income tax advice; and (ii) non-U.S. income and non-income tax advice.

Directors’ Recommendation
Our Board unanimously recommends a vote FOR ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2021. Unless a contrary choice is specified, proxies solicited by our Board will be voted FOR ratification of the appointment.

OTHER MATTERS
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership of, and transactions in, our equity securities with the SEC. Such directors, executive officers and stockholders are also required to furnish us with copies of all Section 16(a) reports they file. Purchases and sales of our equity securities by such persons are published on our website at www.interactivebrokers.com.
Mr. William Peterffy inadvertently filed one late Form 3 related to his status as a reporting person which became effective upon his election to the Board at the Company’s 2020 Annual Meeting on April 23, 2020. Ms. Yuen inadvertently filed one late Form 3 related to her status as a reporting person which became effective upon her appointment to the Board on June 24, 2020.
Other Business
At the date hereof, there are no other matters that our Board intends to present, or has reason to believe others will present, at the Annual Meeting. If other matters come before the Annual Meeting, the persons named in the accompanying form of proxy will vote in accordance with their best judgment with respect to such matters.
Stockholder Proposals for 2022 Annual Meeting of Stockholders
Stockholders who, in accordance with the SEC’s Rule 14a-8, wish to present proposals for inclusion in the proxy materials to be distributed by us in connection with our 2022 Annual Meeting of Stockholders must submit their proposals to Mr. Paul J. Brody, the Secretary of the Company, at Interactive Brokers Group, Inc., One Pickwick Plaza, Greenwich, CT 06830, on or before November 10, 2021. As the rules of the SEC make clear, simply submitting a proposal does not guarantee its inclusion in the proxy materials.
In accordance with our Bylaws, for a matter not included in our proxy materials to be properly brought before the 2022 Annual Meeting of Stockholders, a stockholder’s notice of the matter that the stockholder wishes to present must be delivered to Mr. Paul J. Brody, the Secretary of the Company, at Interactive Brokers Group, Inc., One Pickwick Plaza, Greenwich, CT 06830, not less than 120 days prior to the first anniversary of the date of this Proxy Statement. As a result, any notice given by or on behalf of a stockholder pursuant to these provisions of our Bylaws (and not pursuant to the SEC’s Rule 14a-8) must be received no later than November 10, 2021.
Stockholder Recommendations for Director Candidates
Our Nominating and Corporate Governance Committee will consider candidates recommended by stockholders. The policy of our Nominating and Corporate Governance Committee is to consider candidates recommended by stockholders in the same manner as other candidates. See Item 1. Election of Directors for the criteria our Nominating and Corporate Governance Committee utilizes to assess director candidates. Stockholders who wish to submit director candidates for consideration by our Nominating and Corporate Governance Committee for election at our 2022 Annual Meeting of Stockholders may do so by submitting in writing such candidates’ names, credentials, contact information and his or her written consent to be considered as a candidate, in compliance with the procedures required by our Bylaws, to Mr. Paul J. Brody, the Secretary of the Company, at Interactive Brokers Group, Inc., One Pickwick Plaza, Greenwich, CT 06830, not less than 120 days prior to the first anniversary of the date of this Proxy Statement. As a result, any notice given by or on behalf of a stockholder pursuant to these provisions of our Bylaws must be received no later than November 10, 2021. The proposing stockholder should also include his or her contact information and a statement of his or her share ownership (how many shares owned and for how long). We do not pay any fees to any third parties for assisting us with nominations and evaluations of candidates for director, nor do we obtain such services from third parties.

Important Notice Regarding Delivery of Stockholder Documents
Under SEC rules, a single package of Notices may be sent to any household at which two or more stockholders reside if they appear to be members of the same family. Each stockholder continues to receive a separate Notice within the package. This procedure, referred to as “householding,” reduces the volume of duplicative information stockholders receive and reduces mailing expenses. Stockholders may revoke their consent to future householding mailings by contacting our Investor Relations Department at 2 Pickwick Plaza, Greenwich, Connecticut 06830, Attn: Investor Relations, telephone: 203-618-4070, e-mail: investor-relations@interactivebrokers.com.

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on April 21, 2021 for shares held directly and by 11:59 p.m. Eastern Time on April 19, 2021 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/IBKR2021**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on April 21, 2021 for shares held directly and by 11:59 p.m. Eastern Time on April 19, 2021 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D30868-P49094

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

INTERACTIVE BROKERS GROUP, INC.

The Board of Directors recommends you vote FOR the following:

1. Election of Directors

Nominees:	**For**	**Against**	**Abstain**
1A. Thomas Peterffy	☐	☐	☐
1B. Earl H. Nemser	☐	☐	☐
1C. Milan Galik	☐	☐	☐
1D. Paul J. Brody	☐	☐	☐
1E. Lawrence E. Harris	☐	☐	☐
1F. Gary Katz	☐	☐	☐
1G. John M. Damgard	☐	☐	☐
1H. Philip Uhde	☐	☐	☐
1I. William Peterffy	☐	☐	☐
1J. Nicole Yuen	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposals:	**For**	**Against**	**Abstain**
2. To approve, by non-binding vote, executive compensation.	☐	☐	☐
3. Ratification of appointment of independent registered public accounting firm of Deloitte & Touche LLP.	☐	☐	☐

NOTE: In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

	Yes	**No**
Please indicate if you plan to attend this meeting.	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

D30869-P49094

INTERACTIVE BROKERS GROUP, INC.
Annual Meeting of Stockholders
April 22, 2021 9:30 AM

This proxy is solicited by the Board of Directors

Thomas Peterffy, Earl H. Nemser and Paul J. Brody, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Interactive Brokers Group, Inc. to be held on April 22, 2021 at 9:30 AM EDT or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR all the nominees for Directors, FOR approval, by non-binding vote, executive compensation and FOR Ratification of Appointment of Independent Registered Public Accounting Firm (Deloitte & Touche LLP).

Continued and to be signed on reverse side